Exhibit 99.1  List of Reportable Conditions (or Matters)

              For 1999, the matters reported by Rachlin to the Audit Committee of our Board of Directors included the following: (a) certain operations being accounted for as divisions, rather than as subsidiaries; (b) affording the Audit Committee and Board of Directors appropriate time to review periodic reports and financial statements prior to their filing with the SEC; (c) lack of formalized procedures relating to the development of accounting estimates; (d) lack of performance of periodic physical counts of property and equipment, as well as maintenance of perpetual records or registers of these assets; (e) treatment of certain consultants/contracted employees as independent contractors, rather than as employees; (f) not properly reporting certain forms of compensation on IRS payroll tax forms; (g) a number of deficiencies with regard to the accounting for our Costa Rican operations; (h) a number of deficiencies in the recording and the management of our retail operations division; and (i) lack of communication by the retail division with the accounting department relating to the terms of arrangements with customers regarding return policy and shared markdowns.

              For 1998, the matters reported by Rachlin to the Audit Committee of our Board of Directors included the following: (a) lack of responsible accounting personnel at that time; (b) inadequacies regarding accounting for cash transactions and lack of review of cash by management; (c) lack of segregation of duties; (d) lack of timeliness in the generation of financial statements and supporting schedules; (e) general ledger account reconciliations not having been performed on a timely basis, indicating that management had not adequately reviewed accounting transactions;
              (f) lack of exercise of adequate control over, and documentation of, capital transactions; (g) assessment of the recoverability of certain long lived assets ad investments on a timely basis (h) accounting procedures and policies not documented in the form of accounting manuals and checklists; (i) allowing insurance coverage for workers' compensation to lapse for several months, and lack of insurance for various assets located in Costa Rica; (j) no written lease agreement for office space in Costa Rica leased from a related party, and inability to locate signed copies of various agreements and contracts; (k) inadequate accounting software program for Costa Rica offices; (l) treating certain consultants/contracted employees as independent contractors, rather than as employees; and (m) inability to locate certain federal and state income tax returns and other tax returns.

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Exhibit 99.1  List of Reportable Conditions (or Matters), Continued

              With respect to the subsequent interim period preceding Rachlin's dismissal, Rachlin reviewed the Company's financial information included in its Quarterly Reports on Form 10-QSB for the first and second quarters of the year ended December 31, 2000. In this connection, they reported the following matters to the Audit Committee and Board of Directors relating to the first quarter of 2000: (a) the internal control implications of a significant invoice generated outside of the normal accounting process; (b) timely preparation of minutes of meetings of the Board of Directors; and (c) recording of a certain share exchange transaction in which the exchange of consideration was not fully completed as of the end of the quarter. In connection with the second quarter of 2000, they reported the following matters to the Audit Committee: (a) inadequate procedures, or compliance therewith, for issuing press releases, particularly those that include financial information, having to do with the review or approval of such releases by a responsible accounting official prior to release; and (b) procedures relating to the recording of revenue associated with the sale of certain products, in order to determine if the Company was acting as a principal or a sales agent in the transaction.

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